Exhibit 99.1

Contact:

Charles Boehlke

Executive Vice President and Chief Financial Officer

MSC Industrial Direct Co., Inc.

(516) 812-1893

Investors/Media: Eric Boyriven/Bob Joyce

FD

(212) 850-5600

For Immediate Release

MSC INDUSTRIAL DIRECT CO., INC. REPORTS RESULTS
FOR ITS FISCAL 2009 FIRST QUARTER

Melville, NY, January 8, 2009 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC” or the “Company,” one of the premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States, today reported financial results for its fiscal 2009 first quarter ended November 29, 2008.

The Company reported net sales for the fiscal 2009 first quarter of $433.0 million, compared to net sales of $437.6 million in the fiscal 2008 first quarter.  Operating income for the fiscal 2009 first quarter was $74.4 million, or 17.2% of net sales, compared to $78.0 million, or 17.8% of net sales in the year ago period.  Fiscal 2009 first quarter net income totaled $45.1 million, compared to net income of $46.9 million in the first quarter of fiscal 2008.  Diluted earnings per share were $0.72 in the first quarter of fiscal 2009 (based on 62.5 million diluted shares outstanding), compared to $0.70 per diluted share (based on 66.7 million diluted shares outstanding) in the first quarter of fiscal 2008.

“MSC reported solid performance in the fiscal 2009 first quarter,” said David Sandler, President and Chief Executive Officer.  “However, market conditions continued to deteriorate during the quarter as the economic downturn deepened.  Having managed through market cycles in the past, MSC moved quickly to control spending and maximize profitability despite the effects of overall market conditions on our sales levels.  Most importantly, MSC continues to operate from a position of financial strength, which has allowed us to continue investing in our growth strategy and gives us the liquidity necessary to support our customers’ needs at a time when the ability to provide the highest levels of customer service becomes more essential than ever.  MSC is well positioned to gain market share and capitalize on the opportunities presented in this highly fragmented market.”

“We are very pleased with our execution in the fiscal 2009 first quarter,” said Chuck Boehlke, Executive Vice President and Chief Financial Officer.  “Our commitment to monitoring and controlling spending allowed us to achieve strong earnings performance in the period.  We also continued to generate significant cash, as we converted 160% of our net income into operating cash flow and generated free cash flow (see Note 1) of $65.6 million.  As a result, we were able to reduce our total borrowings outstanding less cash and cash equivalents balance to $136 million at the end of the quarter from $190 million at year-end.  Based on our strong cash flow and under leveraged balance sheet, we believe we are in an excellent financial position to continue to prudently invest in our future and take advantage of growth opportunities in the current market environment.”

Mr. Sandler concluded, “We are operating in one of the most challenging markets ever experienced.  Feedback from our customers indicates that conditions continue to deteriorate, with many reporting declines in revenue and orders and strict initiatives to eliminate non-essential spending.  Market conditions have continued to deteriorate in the second quarter of fiscal 2009, with a broader section of our customer base now feeling the impact of the economic crisis.  As expected, customers extended their shutdowns during the holiday season, which affected our revenue in December.  While the challenges of the current marketplace are impacting our near-term results, we firmly believe that they also provide us with significant opportunities to take additional market share as we continue to make prudent investments in the Company through the hiring of top associates, continued geographic expansion, investment in value adding technologies, and strengthening our position with customers and suppliers.  We believe that MSC’s ability to provide its customers with what they need, when they need it, makes us the choice for lowest total cost solution and supply chain security.  We are confident that our highly experienced management team will successfully navigate the current environment, positioning us to grow significantly when the markets recover.”

For the fiscal 2009 second quarter, the Company expects net sales to be between $354 million and $366 million, and expects diluted earnings per share for the fiscal 2009 second quarter to be between $0.39 and $0.43.  The Company expects continued strong cash flow performance in the fiscal 2009 second quarter, and currently anticipates converting in excess of 100% of net income into operating cash flow during the period.  Expectations are partially based on MSC’s financial performance in the first several weeks of the second quarter of fiscal 2009.  The Company cautioned that its guidance should be viewed in the context of the unprecedented market conditions and the resulting variability in actual results versus expectations.

The management of MSC will host a conference call today, at 11:00 a.m. Eastern Time, to review the Company’s results for the fiscal 2009 first quarter, and to comment on current operations. The call may be accessed via the Internet in the Investor Relations section (under “About MSC”) of MSC’s website located at: www.mscdirect.com.  A replay of the conference call will be available on the Company’s website through January 15, 2009.

Note 1 – Free cash flow is defined as net cash provided by operating activities less expenditures for property, plant and equipment as shown on the Company’s condensed consolidated statements of cash flows.  Net cash provided by operating activities during the fiscal 2009 first quarter was $72.4 million.  Expenditures for property, plant and equipment during the fiscal 2009 first quarter was $6.8 million.  Management considers free cash flow to be an important indicator of the Company’s financial strength and the ability to generate liquidity because it reflects cash generated from operations that can be used for strategic initiatives, dividends, debt repayment and repurchases of the Company’s stock.  Free cash flow is not a measure determined in accordance with U.S. generally accepted accounting principles (“GAAP”), and may not be defined and calculated by other companies in the same manner.  Free cash flow should not be considered a substitute for “Operating income,” “Net income,” “Net cash flows provided by operating activities” or any other measure determined in accordance with GAAP.

About MSC Industrial Direct Co., Inc.

MSC Industrial Direct Co., Inc. is one of the premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States. MSC distributes approximately 590,000 industrial products from approximately 3,000 suppliers to approximately 364,000 customers. In-stock availability is approximately 99%, with next day standard delivery to the contiguous United States on qualifying orders up until 8:00 p.m. Eastern Time. MSC reaches its customers through a combination of approximately 27 million direct-mail catalogs and CD-ROMs, 97 branch sales offices, 912 sales people, the Internet and associations with some of the world’s most prominent B2B e-commerce portals. For more information, visit the Company’s website at http://www.mscdirect.com.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including statements about future expected net sales and diluted earnings per share, shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, changing customer and product mixes, changing market conditions, industry consolidation, competition, general economic conditions in the markets in which the Company operates, volatility in commodity and energy prices, credit risk of our customers, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, and the outcome of potential government or regulatory proceedings or future litigation relating to pending or future claims, inquiries or audits.  Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s reports on Forms 10-K, 10-Q and 8-K that the Company files with the U.S. Securities and Exchange Commission.  The forward-looking statements in this press release are based on current expectations and the Company assumes no obligation to update these forward-looking statements.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Balance Sheets

(In thousands)

	November 29, 2008	August 30, 2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$91,259	$42,843
Accounts receivable, net of allowance for doubtful accounts	201,564	216,407
Inventories	324,705	320,434
Prepaid expenses and other current assets	16,226	19,185
Deferred income taxes	24,816	23,807
Total current assets	658,570	622,676

Property, plant and equipment, net	130,305	128,931
Goodwill	272,143	272,143
Identifiable intangibles, net	61,050	62,885
Other assets	13,373	16,091
Total assets	$1,135,441	$1,102,726

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Revolving credit notes	$95,000	$91,000
Current maturities of long-term notes payable	46,289	43,726
Accounts payable	54,717	54,511
Accrued liabilities	63,532	61,364
Total current liabilities	259,538	250,601
Long-term notes payable	85,618	98,473
Deferred income tax liabilities	44,083	42,040
Total liabilities	389,239	391,114
Commitments and Contingencies
Shareholders’ Equity:
Preferred Stock	—	—
Class A common stock	60	59
Class B common stock	18	18
Additional paid-in capital	435,103	431,330
Retained earnings	790,994	758,347
Accumulated other comprehensive loss	(2,810)	(676)
Class A treasury stock, at cost	(477,163)	(477,466)
Total shareholders’ equity	746,202	711,612
Total liabilities and shareholders’ equity	$1,135,441	$1,102,726

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Statements of Income

 (In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended
	November 29, 2008	December 1, 2007
Net sales	$433,022	$437,554
Cost of goods sold	228,948	234,984
Gross profit	204,074	202,570
Operating expenses	129,646	124,600
Income from operations	74,428	77,970

Other (Expense) Income:
Interest expense	(1,894)	(2,464)
Interest income	312	239
Other income, net	5	41
Total other expense	(1,577)	(2,184)
Income before provision for income taxes	72,851	75,786
Provision for income taxes	27,756	28,920
Net income	$45,095	$46,866

Per Share Information:
Net income per common share:
Basic	$0.73	$0.71
Diluted	$0.72	$0.70
Weighted average shares used in computing net income per common share:
Basic	61,613	65,617
Diluted	62,494	66,704
Cash dividends declared per common share	$0.20	$0.18

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen Weeks Ended
	November 29, 2008	December 1, 2007
Cash Flows from Operating Activities:
Net income	$45,095	$46,866
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	6,691	6,731
Stock-based compensation	2,746	2,669
Provision for doubtful accounts	1,446	839
Deferred income taxes	1,034	(1,821)
Excess tax benefits from stock-based compensation	(210)	(410)

Changes in operating assets and liabilities:
Accounts receivable	12,085	(7,293)
Inventories	(5,553)	(19,390)
Prepaid expenses and other current assets	2,842	(1,452)
Other assets	2,634	1,749
Accounts payable and accrued liabilities	3,555	3,484
Total adjustments	27,270	(14,894)
Net cash provided by operating activities	72,365	31,972

Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(6,798)	(2,552)
Proceeds from sale of property, plant and equipment	448	—
Net cash used in investing activities	(6,350)	(2,552)

Cash Flows from Financing Activities:
Purchases of treasury stock	(80)	(24,430)
Payment of cash dividends	(12,448)	(11,914)
Excess tax benefits from stock-based compensation	210	410
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	628	534
Proceeds from exercise of Class A common stock options	573	977
Net proceeds under revolving loans from credit facility	4,000	10,000
Repayments of notes payable under the credit facility and other notes	(10,292)	(7,726)
Net cash used in financing activities	(17,409)	(32,149)
Effect of foreign exchange rate changes on cash and cash equivalents	(190)	25
Net increase (decrease) in cash and cash equivalents	48,416	(2,704)
Cash and cash equivalents – beginning of period	42,843	7,797
Cash and cash equivalents – end of period	$91,259	$5,093
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$3,140	$2,918
Cash paid for interest	$1,870	$2,746

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